Exhibit 99.1

Touchpoint Group Holdings’ AIR RACE Announces Agreement to Host Air Race World Championship Event in Malaysia

Event expected to attract over 150,000 live spectators
and nearly 50 million global viewers

MIAMI, Florida – April 7th, 2021 — Touchpoint Group Holdings, Inc. (OTCQB: TGHI), a media and digital technology holding company, today announced that it’s AIR RACE subsidiary has entered into a multi-year Host City Agreement with Borneo Airlines Sdn. Bhd., to host one of it’s Air Race World Championship (“ARWC”) events in September 2022, 2023 and 2024 in the country of Malaysia.

This event will be held in partnership with Borneo Airlines Sdn. Bhd, a Malaysian Aviation and Marketing Company, and will be the first time since the race in 2014, that an ARWC event will be held in Malaysia. It is expected that approximately 150,000 people will watch the event live. A further 50 million people are expected to view the global broadcast (forecast by Nielsen Sports).

Executive Chairman of Borneo Airlines Sdn. Bhd., Dato’ Alimuddin Mallorong, commented, “We are glad to see ARWC is back in the air again in Malaysia after the last event in 2014 at Putrajaya. We are grateful to Air Race for putting Malaysia on its racing calendar. ARWC is not just about winning the race, but also shining a spotlight on evolving aircraft technology and, importantly, demonstrating the courage and bravery of the pilots that complete the challenging race. We want the young Malaysians to be inspired and instil this bold spirit within them.”

Nalin Jay, CEO of AIR RACE Limited, stated, “We are excited to announce Malaysia as one of the host countries for the AIR RACE World Championship 2022. This multi-year agreement, worth in excess of $8.5 million, clearly illustrates the commitment from our host countries to invest in our unique brand of motorsport. We look forward to putting on a spectacular show for the people of Malaysia over the next three years. Malaysia is one of the world’s most dynamic economies with a young, aspirational and increasingly affluent population. This is the third host city agreement that we have announced in a little over a week and shows that the world of Air Racing has huge global appeal.”

AIR RACE World Championship is a race format originally developed by Red Bull as the Red Bull Air Race. It was founded in 2003 and has hosted 94 championship series races around the globe. It has attracted viewers in 187 countries and has been broadcast to an audience of over 230 million viewers with over 2.3 billion media impressions worldwide in its most recent season. It is the largest live spectator sports event in the world attracting over 1 million spectators to a single air race on multiple occasions in cities such as Porto and Barcelona.

AIR RACE World Championship will build on the significant legacy that the Red Bull Air Race leaves behind, and is well positioned to deliver one of the world’s most thrilling and pioneering global sporting events – focused on future tech, innovation, clean energy and spectator experience. A video overview is available here.

AIR RACE is designed to push the boundaries of modern air racing, and will deliver a platform that supports and showcases the latest technological developments in green power and advanced aerial mobility. New race categories to be introduced include electric powered aircraft, EVTOL (vertical take off and landing) and JetPacks.

Touchpoint plans to utilize its expertise in audience engagement through its application development to enhance the audience’s experience, while at the same time creating new revenue generating verticles for the races including festivilization and gaming.

About Touchpoint Group Holdings.

Touchpoint Group Holdings Inc. is a media and digital technology acquisition and software company. For more information, see http://touchpointgh.com/.

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact

Crescendo Communications, LLC
212-671-1021
tghi@crescendo-ir.com